Exhibit 99.2

Item 1.	Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2015 and December 31, 2014
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2015 and 2014
Unaudited Condensed Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2015 and 2014
Unaudited Condensed Consolidated Statement of Members' Equity for the nine months ended September 30, 2015
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2015 and 2014
Notes to Unaudited Condensed Consolidated Financial Statements

Item 1. Financial Statements

EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20	$1,343
Short-term investments	—	153,448
Accounts receivable (a)	25,802	39,596
Risk management assets	50,724	44,805
Prepayments and other current assets	8,569	9,911
Total current assets	85,115	249,103
PROPERTY, PLANT AND EQUIPMENT — Net	430,973	487,988
INTANGIBLE ASSETS — Net	2,925	3,072
DEFERRED TAX ASSET	2,237	2,315
RISK MANAGEMENT ASSETS	44,438	46,490
OTHER ASSETS	4,512	5,307
TOTAL	$570,200	$794,275

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,176	$49,226
Accrued liabilities	8,348	8,053
Taxes payable	29	2,246
Total current liabilities	50,553	59,525
LONG-TERM DEBT	151,801	263,343
ASSET RETIREMENT OBLIGATIONS	48,403	47,907
DEFERRED TAX LIABILITY	27,851	30,321
OTHER LONG TERM LIABILITIES	4,603	4,709
COMMITMENTS AND CONTINGENCIES (Note 12)
MEMBERS' EQUITY (b)	286,989	388,470
TOTAL	$570,200	$794,275

________________________

(a)	Net of allowance for bad debt of $2,049 as of September 30, 2015 and $1,023 as of December 31, 2014.

(b)
149,563,456 and 150,154,909 common units were issued and outstanding as of September 30, 2015 and December 31, 2014, respectively. These amounts do not include unvested restricted common units granted under the Partnership's long-term incentive plan of 3,423,262 and 2,419,750 as of September 30, 2015 and December 31, 2014, respectively.

See accompanying notes to unaudited condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur	$29,651	$53,626	$92,376	$160,677
Commodity risk management gains (losses), net	39,849	27,967	50,914	(147)
Other revenue	146	(369)	144	(59)
Total revenue	69,646	81,224	143,434	160,471
COSTS AND EXPENSES:
Operations and maintenance	10,754	10,707	33,590	33,112
Taxes other than income	1,264	3,184	3,990	10,571
General and administrative	11,652	12,235	34,047	37,530
Impairment	6,969	17,305	75,313	17,305
Depreciation, depletion and amortization	16,391	22,259	47,426	62,964
Total costs and expenses	47,030	65,690	194,366	161,482
OPERATING INCOME (LOSS)	22,616	15,534	(50,932)	(1,011)
OTHER (EXPENSE) INCOME:
Interest expense, net	(2,038)	(3,188)	(6,477)	(12,890)
Interest rate risk management gains (losses), net	(3,626)	(81)	(5,728)	(942)
Losses on short-term investments	—	—	(5,754)	—
Other income, net	4	4,080	3,207	4,083
Total other expense	(5,660)	811	(14,752)	(9,749)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,956	16,345	(65,684)	(10,760)
INCOME TAX BENEFIT	(968)	(886)	(2,489)	(2,636)
INCOME (LOSS) FROM CONTINUING OPERATIONS	17,924	17,231	(63,195)	(8,124)
DISCONTINUED OPERATIONS, NET OF TAX	(27)	249,057	(1,001)	212,808
NET INCOME (LOSS)	$17,897	$266,288	$(64,196)	$204,684

NET INCOME (LOSS) PER COMMON UNIT—BASIC AND DILUTED:
Income (Loss) from Continuing Operations
Common units - Basic	$0.12	$0.11	$(0.42)	$(0.05)
Common units - Diluted	$0.12	$0.11	$(0.42)	$(0.05)
Discontinued Operations
Common units - Basic	$—	$1.56	$(0.01)	$1.34
Common units - Diluted	$—	$1.56	$(0.01)	$1.34
Net Income (Loss)
Common units - Basic	$0.12	$1.67	$(0.43)	$1.29
Common units - Diluted	$0.12	$1.67	$(0.43)	$1.29
Weighted Average Units Outstanding
Common units - Basic	149,563	157,375	149,337	156,995
Common units - Diluted	149,563	158,400	149,337	157,624
 See accompanying notes to unaudited condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$17,897	$266,288	$(64,196)	$204,684
Other comprehensive income:
Gain on short-term investments	—	3,381	3,603	3,381
Loss on short-term investments	—	—	(3,603)	—
COMPREHENSIVE INCOME (LOSS)	$17,897	$269,669	$(64,196)	$208,065

 See accompanying notes to unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015
(In thousands, except unit amounts)

	Number of Common Units	Common Units	Total
BALANCE — December 31, 2014	150,154,909	$388,470	$388,470
Net loss	—	(64,196)	(64,196)
Distributions	—	(38,967)	(38,967)
Vesting of restricted units	754,010	—	—
Repurchase of common units	(1,345,463)	(3,046)	(3,046)
Equity based compensation	—	4,728	4,728
BALANCE — September 30, 2015	149,563,456	$286,989	$286,989

 See accompanying notes to unaudited condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(64,196)	$204,684
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Discontinued operations	1,001	(212,808)
Depreciation, depletion and amortization	47,426	62,964
Impairment	75,313	17,305
Amortization of debt issuance costs	831	1,878
(Gain) loss from risk management activities, net	(45,187)	1,089
Settlement of risk management instruments	44,156	(4,047)
Equity-based compensation	4,728	6,990
Loss on short-term investments	5,754	—
Other	(2,390)	(68)
Changes in assets and liabilities—net of acquisitions:
Accounts receivable	7,721	(16,398)
Prepayments and other current assets	1,342	(4,906)
Accounts payable	(15,335)	(7,414)
Accrued liabilities	1,574	(2,402)
Other assets	20	(88)
Other current liabilities	(5,172)	718
Net cash provided by operating activities	57,586	47,497
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(62,577)	(106,664)
Proceeds from sale of short-term investments	153,980	—
Net cash provided by (used in) investing activities	91,403	(106,664)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	92,900	416,700
Repayment of long-term debt	(204,500)	(897,800)
Payment of debt issuance costs	—	(410)
Settlement of risk management instruments	(2,836)	(5,163)
Repurchase of common units	(3,046)	(1,171)
Distributions to members and affiliates	(31,829)	(23,801)
Net cash used in financing activities	(149,311)	(511,645)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(1,001)	31,070
Investing activities	—	540,259
Net cash (used in) provided by discontinued operations	(1,001)	571,329
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,323)	517
CASH AND CASH EQUIVALENTS—Beginning of period	1,343	76
CASH AND CASH EQUIVALENTS—End of period	$20	$593

NONCASH INVESTING AND FINANCING ACTIVITIES:
Units received in divestiture	$—	$265,599
Investments in property, plant and equipment, not paid	$13,476	$10,811
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid—net of amounts capitalized	$4,701	$40,394
Cash paid for taxes	$2,141	$—
See accompanying notes to unaudited condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business—Eagle Rock Energy Partners, L.P. ("Eagle Rock Energy" or the "Partnership") is a growth-oriented master limited partnership engaged in (a) the exploitation, development and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids ("NGLs"), condensate and crude oil. The Partnership's assets, located primarily in Alabama (where it also operates the associated gathering and processing assets), Texas, Oklahoma, Mississippi and Arkansas, are characterized by long-lived, high-working interest properties with extensive production histories and development opportunities.
On July 1, 2014, the Partnership contributed its business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas, fractionating, transporting and marketing NGLs and crude oil and condensate logistics and marketing (collectively, the “Midstream Business”) to Regency Energy Partners LP ("Regency") (such contribution, the "Midstream Business Contribution"). Accordingly, prior periods have been retrospectively adjusted to reflect the Midstream Business's operations as discontinued (see Note 16) in the financial statements included in this report. As a result of this transaction, the Partnership only reports as one segment.
The general partner of Eagle Rock Energy is Eagle Rock Energy GP, L.P., and the general partner of Eagle Rock Energy GP, L.P. is Eagle Rock Energy G&P, LLC (our "general partner"), both of which are wholly owned subsidiaries of the Partnership.

Recent Developments—On October 8, 2015, the Partnership completed its previously announced Agreement and Plan of Merger, dated as of May 21, 2015 (the "Merger Agreement"), with Vanguard Natural Resources, LLC ("Vanguard"), pursuant to which a subsidiary of Vanguard merged into the Partnership (the "Merger"). As a result of the Merger, the Partnership is a wholly owned indirect subsidiary of Vanguard. The transaction was a tax-free unit-for-unit transaction with an exchange ratio of 0.185 Vanguard common units per Eagle Rock Energy common unit and Vanguard's assumption of Eagle Rock Energy's debt.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements presented in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2014 (the "2014 10-K"). In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Partnership and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2015.

All intercompany accounts and transactions are eliminated in the unaudited condensed consolidated financial statements.

The Partnership has provided a discussion of significant accounting policies in its 10-K. Certain items from that discussion are repeated or updated below as necessary to assist in the understanding of these financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates are required for proved oil and natural gas reserves, which can affect the carrying value of oil and natural gas properties. The Partnership evaluates its estimates and assumptions on a regular basis. The Partnership bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

Short-term Investments— A portion of the consideration received for the Midstream Business Contribution included Regency common units. During the second quarter of 2015, Regency merged with Energy Transfer Partners, L.P. ("ETP") and the Regency common units were subsequently converted into ETP common units (the as-converted units referred to with the original units as "Regency Common Units"). These securities have a readily determinable fair value, were classified as available-for-sale equity securities and recorded as short-term investments on the unaudited condensed consolidated balance sheets. Unrealized gains and losses associated with increases and decreases in the fair value of these securities are included in other comprehensive income until such time that the gains and losses become realized and then will be included in the unaudited condensed consolidated statements of operations. Losses from declines in fair value determined to be other than temporary are recorded in the unaudited condensed consolidated statements of operations as a loss on short-term investments. Distributions received as a result of holding these common units are recorded as other income on the unaudited condensed consolidated statements of operations.

For the nine months ended September 30, 2015, the Partnership received and recorded distributions of $3.2 million and recorded losses of $5.8 million as a result of the sale of the Regency Common Units. No distributions or losses were recorded during the three months ended September 30, 2015. As of September 30, 2015, the Partnership held no Regency Common Units.

Impairment of Long-Lived Assets—Management evaluates whether the carrying value of non-oil and natural gas long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the assets. Management considers various factors when determining if these assets should be evaluated for impairment, including, but not limited to:

•	significant adverse changes in legal factors or in the business climate;

•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

For its oil and natural gas long-lived assets, the Partnership reviews its proved properties at the field level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a negative revision or unfavorable projection of future oil and natural gas reserves that will be produced from a field and/or forward prices resulting from this future production, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset's carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management's intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

See Note 4 for further discussion on impairment charges.

Revenue Recognition—Revenues associated with sales of natural gas, NGLs, crude oil, condensate and sulfur are recognized when title passes to the customer, which is when the risk of ownership passes to the customer and physical delivery occurs.

Revenues from the Partnership's Midstream Business included the sale of natural gas, NGLs, crude oil, condensate, sulfur and helium and from the compression, gathering, processing, treating and transportation of natural gas. Revenues associated with transportation and processing fees were recognized in the period when the services were provided. These revenues have been classified as discontinued operations within the unaudited condensed consolidated statements of operations.

Natural gas revenues produced from the Partnership's natural gas interests are based on the amount of natural gas sold to purchasers. The volumes of natural gas sold may differ from the volumes to which the Partnership is entitled based on its interests in the properties. Differences between volumes sold and volumes based on entitlements create natural gas imbalances. Imbalances are reflected as adjustments to reported natural gas reserves and future cash flows.  The Partnership had long-term imbalance payables totaling $0.4 million and $0.3 million as of September 30, 2015 and December 31, 2014, respectively.

 Derivatives—Authoritative guidance establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The guidance provides that normal purchase and sale contracts, when appropriately designated, are not subject to the guidance. Normal purchase and sales are contracts which provide for the purchase or sale of something, other than a financial instrument or derivative instrument, which will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Partnership's forward natural gas and crude oil purchase and sales contracts are designated as normal purchases and normal sales. The Partnership uses financial instruments such as swaps, collars and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. The Partnership recognizes these financial instruments on its unaudited condensed consolidated balance sheet at the instrument's fair value with changes in fair value reflected in the unaudited condensed consolidated statement of operations, as the Partnership has not designated any of these derivative instruments as hedges. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the unaudited condensed consolidated statement of cash flows. See Note 10 for a description of the Partnership's risk management activities.

Other Reclassifications—Certain prior period financial statement balances have been reclassified to conform to current year presentation. These reclassifications had no effect on the recorded net income.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

Discontinued Operations - On April 10, 2014, the Financial Accounting Standards Board ("FASB") issued new guidance which amends the definition of a discontinued operation and requires entities to provide additional disclosures about disposal transactions that do not meet the discontinued operations criteria. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has or will have a major effect on an entity's operations and financial results. The new guidance is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014, with early adoption permitted. The Partnership decided to early adopt this guidance in relation to the Midstream Business Contribution (see Notes 1 and 16).

Revenue Recognition - On May 28, 2014, the FASB issued new guidance related to revenue from contracts with customers. This new guidance outlines a single comprehensive model for entities to use and supersedes most current revenue recognition guidance, including industry-specific guidance. On July 9, 2015, the FASB agreed to defer this guidance by one year to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption of the guidance is permitted, but not before the original effective date (annual reporting periods beginning after December 15, 2016). The Partnership is currently evaluating the potential impact, if any, of the adoption of this new guidance on its financial statements.

Going Concern - On August 27, 2014, the FASB issued new guidance on determining how to perform going concern assessments and when to disclose going concern uncertainties in the financial statements. The new guidance requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year after the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. This guidance is effective for annual periods ending after December 15, 2016, with early adoption permitted. The Partnership is currently evaluating the potential impact, if any, of the adoption of this new guidance on its financial statements.

Consolidation - On February 18, 2015, the FASB issued new guidance which amends the consolidation requirements. The new guidance changes the way entities evaluate consolidation of limited partnerships and other variable interest entities ("VIEs"), fees paid to a decision maker or service provider and variable interests in a VIE held by related parties. The new consolidation guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted using either a full retrospective or a modified retrospective adoption approach. The Partnership is currently evaluating the potential impact, if any, of the adoption of this new guidance on its financial statements.

Debt Issuance Costs- On April 7, 2015, the FASB issued new guidance which changes the presentation of debt issuance costs in the financial statements. Under the new guidance, debt issuance costs are presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The new guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The new guidance will be retrospectively applied to all prior periods. The Partnership is currently evaluating the potential impact of the adoption of this new guidance on its financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	September 30, 2015	December 31, 2014
	($ in thousands)
Equipment and machinery	$101	$101
Vehicles and transportation equipment	212	212
Office equipment, furniture and fixtures	3,020	3,020
Computer equipment	15,023	13,234
Proved properties	891,836	905,622
Unproved properties	6,780	7,512
Work in progress	43	1,195
	917,015	930,896
Less: accumulated depreciation, depletion and amortization	(486,042)	(442,908)
Net property, plant and equipment	$430,973	$487,988

The following table sets forth the total depreciation, depletion and impairment expense by type of asset within the Partnership's unaudited condensed consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)
Depreciation	$551	$665	$1,917	$2,251
Depletion	$14,982	$20,736	$43,428	$59,742

Impairment expense:
Proved properties (a)	$6,969	$17,305	$75,313	$17,305
________________________________

(a)
During the three and nine months ended September 30, 2015, the Partnership incurred impairment charges related to certain proved properties in its Mid-Continent, Alabama, East Texas and Permian regions, primarily due to lower commodity prices. During the three and nine months ended September 30, 2014, the Partnership incurred impairment charges related to certain proved properties in our East Texas and Permian regions due to lower commodity prices, higher operating costs and lower well performance.

The table above does not include amounts related to the Partnership's Midstream Business, as these amounts have been classified as part of discontinued operations within the unaudited condensed consolidated statement of operations (see Note 16).

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ASSET RETIREMENT OBLIGATIONS

The Partnership recognizes asset retirement obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. The Partnership records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Partnership makes estimates of property abandonment costs that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to increases in current abandonment costs, changes in regulatory requirements, technological advances and other factors that may be difficult to predict. Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, the Partnership is required to recognize a liability for the fair value of a conditional asset retirement obligation upon initial recognition if the fair value of the liability can be reasonably estimated. The fair value of additions to the asset retirement obligation is estimated using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation include estimates of (i) remediation costs, (ii) remaining lives, (iii) future inflation factors and (iv) a credit-adjusted risk free interest rate.

A reconciliation of the Partnership's liability for asset retirement obligations is as follows:

	2015	2014
	($ in thousands)
Asset retirement obligations—January 1 (a)	$50,873	$48,564
Additional liabilities	99	29
Liabilities settled	(3,396)	(1,218)
Revision to liabilities	106	(105)
Accretion expense	2,408	2,428
Asset retirement obligations—September 30 (a)	$50,090	$49,698
_____________________________________

(a)	As of September 30, 2015 and December 31, 2014, $1.7 million and $3.0 million, respectively, were included within accrued liabilities in the unaudited condensed consolidated balance sheets.

The table above does not include the activity related to asset retirement obligations associated with the Partnership's Midstream Business, as these amounts have been classified as discontinued operations within the unaudited condensed consolidated statement of operations (see Note 16).

During the nine months ended September 30, 2015 and 2014, the Partnership made increase revisions of $0.1 million and decrease revisions of $0.1 million, respectively, to certain asset retirement obligations due to changes in the estimated costs to remediate.

NOTE 6. INTANGIBLE ASSETS

Intangible assets consist of rights-of-way and easements, which the Partnership amortizes over the estimated useful life of 20 years.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets consisted of the following:

	September 30, 2015	December 31, 2014
	($ in thousands)
Rights-of-way and easements—at cost	$3,920	$3,920
Less: accumulated amortization	(995)	(848)
Net intangible assets	$2,925	$3,072

The following table sets forth amortization expense by type of intangible asset within the Partnership's unaudited condensed consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)
Amortization	$49	$49	$147	$147

The table above does not include amounts related to the Partnership's Midstream Business, as these amounts have been classified as part of discontinued operations within the unaudited condensed consolidated statement of operations (see Note 16).

Estimated future amortization expense related to the intangible assets at September 30, 2015 is as follows (in thousands):

Year ending December 31,
2015	$49
2016	$196
2017	$196
2018	$196
2019	$196
Thereafter	$2,092

NOTE 7. LONG-TERM DEBT

Long-term debt consisted of the following:

	September 30, 2015	December 31, 2014
	($ in thousands)
Revolving credit facility:	$101,000	$212,600
Senior Notes:
8.375% Senior Notes due 2019	51,120	51,120
Unamortized bond discount	(319)	(377)
Total Senior Notes	50,801	50,743
Total long-term debt	$151,801	$263,343
Revolving Credit Facility
On October 10, 2014, the Partnership entered into the Fifth Amendment (the "Fifth Amendment") to its Amended and Restated Credit Agreement (as amended, the "Credit Agreement"). The Fifth Amendment, among other items, provided for

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

commitments totaling $320 million, with the ability to increase commitments up to a total aggregate amount of $1.2 billion. The Fifth Amendment coincided with the semi-annual borrowing base redetermination by the Partnership's commercial lenders. The amendment extended the maturity to October 2019. In addition, as a result of the completion of the Midstream Business Contribution, the Partnership's borrowing base under the Credit Agreement is now strictly based on the value of its oil and natural gas properties and its commodity derivative contracts, which was formerly referred to as the upstream component of the borrowing base.
On April 1, 2015, the borrowing base under the Partnership's credit facility decreased from $320 million to $270 million as part of its regularly scheduled semi-annual redetermination by the Partnership's commercial lenders.
As of September 30, 2015, the Partnership had approximately $169.0 million of availability under the credit facility, based on its borrowing base on that date. The Partnership currently pays a 0.375% commitment fee (based on the Partnership's borrowing base utilization percentage) per year on the difference between total commitments and the amount drawn under the credit facility. The Credit Agreement includes a sub-limit for the issuance of standby letters of credit for a total of $50.0 million. As of September 30, 2015, the Partnership had no outstanding letters of credit.
The following table presents the debt covenant levels specified in the Partnership's revolving credit facility and the actual covenant ratios as of September 30, 2015:

	Debt Covenant	Actual Covenant Ratio as of September 30, 2015
Maximum total leverage ratio	4.0	1.4
Minimum current ratio	1.0	4.0
As of September 30, 2015, the Partnership was in compliance with the financial covenants under the Credit Agreement.
8.375 % Senior Notes due 2019 (the "Senior Notes")
Following the Midstream Business Contribution, $51.1 million of the Senior Notes remain outstanding under an amended indenture with substantially all of the restrictive covenants and certain events of default eliminated.

NOTE 8. MEMBERS’ EQUITY

At September 30, 2015 and December 31, 2014, there were 149,563,456 and 150,154,909 unrestricted common units outstanding, respectively. In addition, there were 3,423,262 and 2,419,750 unvested restricted common units outstanding at September 30, 2015 and December 31, 2014, respectively.

On May 31, 2012, the Partnership announced a program through which it may issue common units, from time to time, with an aggregate market value of up to $100 million. The Partnership is under no obligation to issue equity under the program and the Partnership has not issued common units under this program since 2013.

On October 27, 2014, the Partnership announced a common unit repurchase program of up to $100 million through which the Partnership may, at its discretion, repurchase outstanding common units from time to time at prevailing prices on the open market or in privately negotiated transactions. The program commenced following the filing of the Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and will conclude by March 31, 2016. The repurchase program does not obligate the Partnership to acquire any, or any specific number of, units and may be discontinued at any time. The

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Partnership intends to cancel any units it repurchases under the repurchase program. During the nine months ended September 30, 2015, 1,171,584 units were repurchased under this program for approximately $2.6 million.
The table below summarizes the distributions paid or payable and declared for the quarters listed below:

Quarter Ended	Distribution per Common Unit	Record Date*	Payment Date
December 31, 2014+	$0.0700	February 6, 2015	February 13, 2015
March 31, 2015+	$0.0700	May 8, 2015	May 15, 2015
June 30, 2015+	$0.0700	August 6, 2015	August 14, 2015
September 30, 2015**	$0.0467	October 5, 2015	October 15, 2015
_____________________________

+	The distribution excludes certain restricted units under the LTIP (as defined in Note 14 below).

*	Means the close of business on each of the listed Record Dates.

**	Represents a prorated third quarter 2015 distribution for the months of July and August.

NOTE 9. RELATED PARTY TRANSACTIONS

The following table summarizes transactions between the Partnership and certain affiliated entities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Affiliates of Natural Gas Partners:	($ in thousands)
Natural gas purchases from affiliates	$—	$—	$—	$2,091

The transactions above were all related to the Partnership's Midstream Business and have been classified as part of discontinued operations within the unaudited condensed consolidated statement of operations (see Note 16).

NOTE 10. RISK MANAGEMENT ACTIVITIES

Interest Rate Swap Derivative Instruments

To mitigate its interest rate risk, the Partnership enters into various interest rate swaps. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into these swaps is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense.

For accounting purposes, the Partnership has not designated any of its interest rate derivative instruments as hedges; instead it marks these derivative contracts to fair value (see Note 11).  Changes in fair values of the interest rate derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within other income (expense).

The following table sets forth certain information regarding the Partnership's interest rate swaps as of September 30, 2015:

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effective Date	Expiration Date	Notional Amount	Fixed Rate
12/31/2014	12/31/2019	$175,000,000	2.3195%

Commodity Derivative Instruments

The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors which are beyond the Partnership's control.  These risks can cause significant changes in the Partnership's cash flows and affect its ability to achieve its distribution objectives and comply with the covenants of its Credit Agreement.  In order to manage the risks associated with changes in the future prices of crude oil, natural gas and NGLs on its forecasted equity production, the Partnership engages in risk management activities that take the form of commodity derivative instruments.  The Partnership has determined that it is necessary to hedge a substantial portion of its expected production in order to meaningfully reduce its future cash flow volatility.  The Partnership generally limits its hedging levels to less than its total expected future production. While hedging at this level of production does not eliminate all of the volatility in the Partnership's cash flows, it allows the Partnership to mitigate the risk of situations where a modest loss of production would not put it in an over-hedged position.  At times, the Partnership may enter into or assume (in connection with acquisitions) hedges with strike prices above current future prices or resetting existing hedges to higher price levels in order to meet its cash flow objectives.   In addition, the Partnership may also terminate or unwind hedges or portions of hedges when the expected future volumes do not support the level of hedges.  Expected future production is derived from the proved reserves, adjusted for certain price-dependent expenses and revenue deductions. The Partnership applies the appropriate contract terms to these projections to determine its expected future equity share of the commodities.

The Partnership uses fixed-price swaps, costless collars and put options to achieve its hedging objectives. Historically, the Partnership has hedged its expected future commodity volumes either with derivatives of the same commodity ("direct hedges") or with derivatives of another commodity which the Partnership expects will correlate well with the underlying commodity ("proxy hedges").  For example, the Partnership has often hedged the changes in future NGL prices using crude oil hedges because NGL prices have been highly correlated to crude oil prices and hedging NGLs directly is usually less attractive due to the relative illiquidity in the NGL forward market.  The Partnership may use natural gas hedges to hedge a portion of its expected future ethane production because forward prices for ethane are often heavily discounted from its current prices. Also, natural gas prices provide support for ethane prices because in many processing plants ethane can be recombined with the residue gas stream and sold as natural gas.  When the Partnership uses proxy hedges, it converts the expected volumes of the underlying commodity to equivalent volumes of the hedged commodity.

For accounting purposes, the Partnership has not designated any of its commodity derivative instruments as hedges; instead it marks these derivative contracts to fair value (see Note 11).  Changes in fair values of the commodity derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within revenue.

By using derivative instruments to economically hedge exposure to changes in commodity prices, the Partnership exposes itself to counterparty credit risk. Historically, the Partnership's counterparties have all been participants or affiliates of participants within its Credit Agreement (see Note 7), which is secured by substantially all of the assets of the Partnership. Therefore, the Partnership is not currently required to post any collateral, nor does it require collateral from its counterparties. The Partnership minimizes the credit risk in derivative instruments by limiting exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis. In addition, the Partnership's derivative contracts for certain counterparties are subject to counterparty netting agreements governing such derivatives, and when possible, the Partnership nets the open positions of each counterparty. See Note 11 for the impact to the Partnership's unaudited condensed consolidated balance sheets of the netting of these derivative contracts.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth certain information regarding the Partnership's commodity derivatives. Within the table, some trades of the same commodities with the same tenors have been aggregated and shown as weighted averages.

Commodity derivatives, as of September 30, 2015, that will mature through 2019:

Underlying	Type	Notional Volumes (units) (a)	Floor Strike Price ($/unit)(b)	Cap Strike Price ($/unit)(b)
Portion of Contracts Maturing in 2015
Natural Gas	Swap (Pay Floating/Receive Fixed)	2,700,000	$4.07
Crude Oil	Costless Collar	120,000	$90.00	$97.55
Crude Oil	Swap (Pay Floating/Receive Fixed)	157,500	$89.78
IsoButane	Swap (Pay Floating/Receive Fixed)	748,440	$0.69
Natural Gasoline	Swap (Pay Floating/Receive Fixed)	894,600	$1.21
Normal Butane	Swap (Pay Floating/Receive Fixed)	1,423,800	$0.68
Propane	Swap (Pay Floating/Receive Fixed)	3,540,600	$0.57
Contracts Maturing in 2016
Natural Gas	Swap (Pay Floating/Receive Fixed)	9,480,000	$4.25
Crude Oil	Swap (Pay Floating/Receive Fixed)	936,000	$84.66
Crude Oil (c)	Basis Swap	91,500	$1.20
IsoButane	Swap (Pay Floating/Receive Fixed)	1,713,600	$0.72
Natural Gas	Swap (Pay Floating/Receive Fixed)	1,864,800	$1.31
Normal Butane	Swap (Pay Floating/Receive Fixed)	3,074,400	$0.72
Propane	Swap (Pay Floating/Receive Fixed)	7,610,400	$0.61
Contracts Maturing in 2017
Crude Oil	Swap (Pay Floating/Receive Fixed)	444,000	$89.24
Natural Gas	Swap (Pay Floating/Receive Fixed)	2,040,000	$3.34
Contracts Maturing in 2018
Crude Oil	Swap (Pay Floating/Receive Fixed)	396,000	$88.78
Contracts Maturing in 2019
Crude Oil	Swap (Pay Floating/Receive Fixed)	348,000	$88.39
_______________________

(a)	Volumes of natural gas are measured in MMbtu, volumes of crude oil are measured in barrels and volumes of NGLs are measured in gallons.

(b)	Amounts represent the weighted average price. The weighted average prices are in $/MMbtu for natural gas, $/barrel for crude oil and $/gallon for NGLs.

(c)	Floor price represents the spread between Argus-Midland oil prices and NYMEX-WTI oil prices.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Interest Rate and Commodity Derivatives

The following tables set forth the fair values of interest rate and commodity derivative instruments not designated as hedging instruments and their location within the unaudited condensed consolidated balance sheet as of September 30, 2015 and December 31, 2014:

	As of September 30, 2015
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$(3,347)	Current liabilities	$—
Interest rate derivatives - liabilities	Long-term assets	(5,351)	Long-term liabilities	—
Commodity derivatives - assets	Current assets	54,147	Current liabilities	—
Commodity derivatives - assets	Long-term assets	49,817	Long-term liabilities	—
Commodity derivatives - liabilities	Current assets	(75)	Current liabilities	—
Commodity derivatives - liabilities	Long-term assets	(29)	Long-term liabilities	—
Total derivatives		$95,162		$—

	As of December 31, 2014
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$(3,165)	Current liabilities	$—
Interest rate derivatives - liabilities	Long-term assets	(2,641)	Long-term liabilities	—
Commodity derivatives - assets	Current assets	47,971	Current liabilities	—
Commodity derivatives - assets	Long-term assets	49,130	Long-term liabilities	—
Total derivatives		$91,295		$—

The following table sets forth the location of gains and losses for derivatives not designated as hedging instruments within the Partnership's unaudited condensed consolidated statement of operations:

Amount of Gain (Loss) Recognized in Income on Derivatives		Three Months Ended September 30,		Nine Months Ended September 30,
		2015	2014	2015	2014
		($ in thousands)
Interest rate derivatives	Interest rate risk management losses, net	$(3,626)	$(81)	$(5,728)	$(942)
Commodity derivatives	Commodity risk management gains (losses), net	39,849	27,967	50,914	(147)
Commodity derivatives	Discontinued operations	—	—	—	(15,879)
Commodity derivatives - trading	Discontinued operations	—	—	—	(2,404)
	Total	$36,223	$27,886	$45,186	$(19,372)

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Partnership utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets and liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

As of September 30, 2015, the Partnership has recorded its interest rate swaps and commodity derivative instruments (see Note 10), which includes crude oil, natural gas and NGLs, at fair value. The Partnership reviews the classification of the inputs at the end of each period and, following such review for the period ended September 30, 2015, classified the inputs to measure the fair value of its interest rate swaps, crude oil derivatives, NGL derivatives and natural gas derivatives as Level 2.  In addition, the Partnership recorded its investments in equity securities at fair value, and classified the inputs as Level 1.

The following tables disclose the fair value of the Partnership's derivative instruments and equity investments as of September 30, 2015 and December 31, 2014:

	As of September 30, 2015
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$82,810	$—	$(104)	$82,706
Natural gas derivatives	—	18,242	—	—	18,242
NGL derivatives	—	2,912	—	—	2,912
Interest rate swaps	—	—	—	(8,698)	(8,698)
Total	$—	$103,964	$—	$(8,802)	$95,162

Liabilities:
Crude oil derivatives	$—	$(104)	$—	$104	$—
Natural gas derivatives	—	—	—	—	—
NGL derivatives	—	—	—	—	—
Interest rate swaps	—	(8,698)	—	8,698	—
Total	$—	$(8,802)	$—	$8,802	$—
____________________________

(a)	Represents counterparty netting under the agreement governing such derivative contracts.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2014
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$78,516	$—	$—	$78,516
Natural gas derivatives	—	18,585	—	—	18,585
Interest rate swaps	—	—	—	(5,806)	(5,806)
Equity investments	153,448	—	—	—	153,448
Total	$153,448	$97,101	$—	$(5,806)	$244,743

Liabilities:
Interest rate swaps	$—	$(5,806)	$—	$5,806	$—
Total	$—	$(5,806)	$—	$5,806	$—
____________________________

(a)	Represents counterparty netting under the agreement governing such derivative contracts.

Gains and losses from continuing operations related to the interest rate derivatives are recorded as part of interest rate risk management gains and losses in the unaudited condensed consolidated statements of operations.  Gains and losses from continuing operations related to the Partnership's commodity derivatives are recorded as a component of revenue in the unaudited condensed consolidated statements of operations.

Fair Value of Assets and Liabilities Measured on a Non-recurring Basis

For periods in which impairment charges have been incurred, the Partnership is required to write down the value of the impaired asset to its fair value. See Note 4 for a further discussion of the impairment charges recorded during the three and nine months ended September 30, 2015. The following table discloses the fair value of the Partnership's assets measured at fair value on a nonrecurring basis during the nine months ended September 30, 2015:

	Nine Months Ended September 30,
	2015	Level 1	Level 2	Level 3	Total Losses
	($ in thousands)
Proved properties	$49,840	$—	$—	$49,840	$75,313

The Partnership calculated the fair value of the impaired assets using a discounted cash flow analysis to determine the excess of the asset's carrying value over its fair value. Significant inputs to the valuation of fair value of the proved properties, plant, pipeline and intangible assets includes estimates of (i) future cash flows, including revenue, expenses and capital expenditures, (ii) timing of cash flows, (iii) forward commodity prices, adjusted for estimate location differentials and (iv) a discount rate reflective of our cost of capital.

The carrying amounts of cash equivalents, accounts receivable and accounts payable are believed to approximate their fair values because of the short-term nature of these instruments.

As of September 30, 2015, the outstanding debt associated with the Credit Agreement bore interest at a floating rate; as such, the Partnership believes that the carrying value of this debt approximates its fair value. The Senior Notes bore interest at a fixed rate; based on the market price of the Senior Notes as of September 30, 2015 and December 31, 2014, the Partnership estimates that the fair value of the Senior Notes was $33.7 million and $47.0 million, respectively. Fair value of the Senior Notes was estimated based on prices quoted from third-party financial institutions, which are characteristic of Level 2 fair value measurement inputs.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES

Litigation—The Partnership and its operating subsidiaries are subject to lawsuits which arise from time to time in the ordinary course of business. The Partnership had no accruals as of September 30, 2015 or December 31, 2014 related to legal matters and current lawsuits are not expected to have a material adverse effect on the Partnership's financial position, results of operations or cash flows.

In May and June 2015, alleged Eagle Rock Energy unitholders filed two derivative and class action lawsuits in the District Court of Harris County, Texas (the "state lawsuits"). An additional class action lawsuit was filed in June by another alleged Eagle Rock Energy unitholder in the United States District Court for the Southern District of Texas (the "federal lawsuit" and, together with the state lawsuits, the "lawsuits"). The federal lawsuit names Eagle Rock Energy, Eagle Rock Energy GP, L.P., our general partner, our board of directors, Vanguard, and Talon Merger Sub, LLC, a wholly owned indirect subsidiary of Vanguard, as defendants. The federal lawsuit alleges a variety of causes of action challenging the Merger, including alleged breaches of fiduciary or contractual duties and alleged aiding and abetting these alleged breaches of duty. The federal lawsuit alleges that the Merger (a) provided inadequate consideration to our unitholders, (b) was not subject to minority unitholder approval due to the voting and support agreement between Vanguard, Natural Gas Partners VIII, L.P., and certain of its affiliates, and (c) contained contractual terms (e.g., the no-solicitation, matching rights, and termination fee provisions) that may have dissuaded other potential merger partners from making alternative proposals. The federal lawsuit also alleges that defendants have violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. In general, the federal lawsuit alleges that the registration statement filed in connection with the Merger failed, among other things, to disclose allegedly material details concerning (a) Eagle Rock’s and Vanguard’s financial and operational projections, (b) the analyses of the Merger conducted by Eagle Rock’s and Vanguard’s financial advisors, and (c) the background of the Merger. Based on these allegations, the federal lawsuit seeks to have the Merger rescinded. The federal lawsuit also seeks monetary damages and attorneys' fees. On November 11, 2015, the state lawsuits were voluntarily dismissed without prejudice. Prior to their dismissal, the state lawsuits alleged similar claims against the same defendants as the federal lawsuit, except that the state lawsuits did not allege claims under Section 14(a) of the Securities Exchange Act of 1934 or Rule 14a-9 promulgated thereunder. The Partnership believes that the lawsuits are without merit.

On October 29, 2015, a wholly owned subsidiary of the Partnership received written letters from EPA Region 4 (“EPA”) of a proposed civil penalty under the Risk Management Program (“RMP”), 40 CFR Part 68, Clean Air Act §112(r)(7), and the Emergency Planning and Community Right-to-Know Act (EPCRA), EPCRA Section 312, 42 U.S.C. § 11022, concerning alleged violations at the Big Escambia Creek Gas Plant, a gas processing facility in Atmore, Alabama (the “Big Escambia Creek facility”). A contractor inspected the Big Escambia Creek facility in April 2014 on behalf of EPA, and EPA identified certain potential violations under the RMP and EPCRA.  EPA proposed a penalty of approximately $116,625 combined ($90,300 for RMP and $26,325 for EPCRA). The wholly owned subsidiary of the Partnership has timely sought clarification from the EPA on EPCRA reporting and also requested lower penalties. EPA granted the extension of responding to the letters while they are still in the process of responding to the requests of the wholly owned subsidiary of the Partnership. The wholly owned subsidiary of the Partnership will respond to these two letters promptly upon receiving clarification on EPCRA reporting and a decision on penalty reduction from EPA.

Insurance—The Partnership covers its operations and assets with insurance which management believes is consistent with that in force for other companies engaged in similar commercial operations with similar type properties.  This insurance includes: (1) commercial general liability insurance covering liabilities to third parties for bodily injury, property damage and pollution arising out of the Partnership's operations; (2) workers’ compensation liability coverage for employees to required statutory limits; (3) automobile liability insurance covering liability to third parties for bodily injury and property damage arising out of the operation of all owned, hired and non-owned vehicles by its employees on company business; (4) property

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

insurance covering the replacement cost of all owned real and personal property, including coverage for losses due to boiler and machinery breakdown, earthquake, flood and consequent business interruption/extra expense; (5) control of well/operator's extra expense insurance for operated and non-operated wells; and (6) corporate liability insurance, including coverage for directors and officers and employment practices liabilities.  In addition, the Partnership maintains excess liability insurance providing limits in excess of the established primary limits for commercial general liability and automobile liability insurance.

All coverages are subject to industry accepted policy terms, conditions, limits and deductibles comparable to that obtained by other energy companies with similar operations. The cost of insurance for the energy industry continued to fluctuate over the past year, reflecting the changing conditions in the insurance markets.

Environmental—The Partnership's business involves acquiring, developing and producing oil and natural gas working interests, and certain associated gathering and processing activities for our interests in Alabama. The Partnership's operations and those of the Partnership's lease operators are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection or safety. The Partnership must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of developing and producing our oil and natural gas working interests as well as planning, designing and operating our associated processing facility in Alabama, must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Partnership's combined results of operations, financial position or cash flows. At September 30, 2015 and December 31, 2014, the Partnership had accrued approximately $2.6 million and $2.8 million, respectively, for environmental matters.

Retained Revenue Interest—Certain of the Partnership's assets are subject to retained revenue interests.  These interests were established under purchase and sale agreements that were executed by the Partnership's predecessors in title.  The terms of these agreements entitle the owners of the retained revenue interests to a portion of the revenues received from the sale of the hydrocarbons above specified base oil and natural gas prices.  These retained revenue interests do not represent a real property interest in the hydrocarbons.  The Partnership's reported revenues are reduced to account for the retained revenue interests on a monthly basis.

The retained revenue interests affect the Partnership's interest in the Big Escambia Creek, Flomaton and Fanny Church fields in Escambia County, Alabama. With respect to the Partnership's Flomaton and Fanny Church fields, these retained revenue interests are in effect for any calendar year in which the Partnership surpasses certain average net production rates. The Partnership did not surpass such rates in 2014 and does not anticipate exceeding these rates in future years. With respect to the Partnership's Big Escambia Creek field, the retained revenue interest commenced in 2010 and continues through the end of 2019.

Other Commitments—The Partnership utilizes assets under operating leases for its corporate office, certain rights-of-way and facilities locations, vehicles and in several areas of its operations. Rental expense from continuing operations, including leases with no continuing commitment, amounted to approximately $0.3 million, $1.1 million and $0.4 million, $2.0 million, respectively, for the three and nine months ended September 30, 2015 and 2014, respectively. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

NOTE 13. INCOME TAXES

Table of Contents
EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Provision for Income Taxes -The Partnership is a limited partnership for federal and state income tax purposes, in which income tax liabilities and/or benefits of the Partnership are passed through to its unitholders. In the State of Texas, limited partnerships are directly subject to the Texas margin tax, which liability is not passed through to the Partnership's unitholders. In addition, certain of the Partnership's subsidiaries are Subchapter C-corporations subject to federal and state income taxes. During the three and nine months ended September 30, 2015 and September 30, 2014, the Partnership recognized an income tax benefit of $1.0 million, $2.5 million, $0.9 million and $2.6 million, respectively. The change in the Partnership's tax benefit from period to period is primarily due to changes in income generated by the Partnership's taxable entities.

NOTE 14. EQUITY-BASED COMPENSATION

Long-Term Incentive Plan

Eagle Rock Energy G&P, LLC has a long-term incentive plan (as amended, the "LTIP"), for its employees, directors and consultants who provide services to the Partnership and its subsidiaries and affiliates. The LTIP provides for the issuance of an aggregate of up to 14,500,000 common units to be granted either as options, restricted units or phantom units, of which, as of September 30, 2015, a total of 3,394,477 common units remained available for issuance (which calculation reserves the maximum common units (i.e., 200%) that may potentially be earned and vested in respect of the outstanding performance units). Grants under the LTIP are made at the discretion of the board and to date have been made in the form of restricted units and performance units (i.e., phantom units subject to performance conditions). Distributions declared and paid on outstanding restricted units, where such restricted units are eligible to receive distributions, are paid directly to the holders of the restricted units. With respect to the performance units (as described below), distributions declared and paid will be grossed-up by an additional number of performance units as determined in the performance unit agreement. No options have been issued to date.

Restricted Units

Grants of restricted units eligible to receive distributions are valued at the market price as of the date issued, while grants of restricted units not eligible to receive distributions are valued at the market price as of the date issued less the present value of the expected distribution stream over the vesting period using the risk-free interest rate. The awards generally vest over three years on the basis of one-third of the award vesting each year.

The Partnership recognizes compensation expense on a straight-line basis over the requisite service period for the restricted unit grants. During the restriction period, distributions associated with the grants of restricted units eligible to receive distributions are distributed to the awardees.

A summary of the changes in outstanding restricted common units for the nine months ended September 30, 2015 is provided below:

	Number of Restricted Units	Weighted Average Fair Value
Outstanding at December 31, 2014	2,419,750	$6.06
Granted	2,116,034	$2.54
Vested	(754,010)	$7.05
Forfeited	(358,512)	$6.30
Outstanding at September 30, 2015	3,423,262	$3.64

Performance Units

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Performance units are described in the LTIP as phantom units subject to restrictions that lapse based on the performance of the Partnership, as measured by total unitholder return in comparison to a peer group of upstream master limited partnerships and a continued service requirement that spans a three-year period.

The performance units represent hypothetical common units of the Partnership and therefore do not carry any of the rights and privileges (including voting privileges) associated with actual common units. Performance units settle in common units rather than cash. The fair value of the performance units is estimated using a Monte Carlo simulation at the grant date. The Partnership recognizes compensation expense for the performance unit grants over the three-year vesting period.

The amount of performance units subject to an award that vests will be determined on each vesting date based on a two-step approach. The right to receive actual common units in settlement of the performance units depends first on the relative level of total unitholder return attained by the Partnership over the applicable performance period (for grants made prior to April 21, 2015, generally July 1, 2014 through June 30, 2016, and for grants made on or after April 21, 2015, generally a specified three-year period), as measured against the Partnership's peer group. The number of units that may be earned will either be 0% of the target performance units subject to the award for performance at anything less than the 50th percentile of the peer group, or in the range of 70% to 200% of the target performance units subject to the award for performance from the 50th percentile to the 100th percentile of the peer group over the performance period. Second, the right to receive actual common units with respect to the earned performance units depends on the satisfaction of a continued service requirement, which, for grants made prior to April 21, 2015, is generally continued service through June 30, 2016 for two-thirds of the performance units and through June 30, 2017 for the remaining one-third of the performance units, and for grants made on or after April 21, 2015, is generally aligned with the applicable performance period.

In the event the Partnership pays any distributions in respect of its outstanding units, the target performance units and any earned performance units will be grossed-up to reflect such distribution by an additional number of target performance units or earned performance units, as applicable. Any target performance units that do not become earned performance units or any earned performance units for which the continued service requirement is not satisfied shall terminate, expire and otherwise be forfeited by the awardee on the last day of the applicable performance period. Any earned performance units that vest (based on fulfillment of the continued service requirement) shall be settled in actual common units.

A summary of the changes in outstanding performance units for the nine months ended September 30, 2015 is provided below:

	Number of Performance Units	Weighted Average Fair Value
Outstanding at December 31, 2014	647,788	$3.63
Granted	871,931	$2.61
Forfeited	(123,175)	$3.59
Outstanding at September 30, 2015	1,396,544	$3.00

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Equity-Based Compensation

For the three and nine months ended September 30, 2015 and September 30, 2014, the Partnership recorded non-cash compensation expense of approximately $1.7 million, $4.7 million and $2.9 million, $7.0 million, respectively, related to the granted restricted units and performance units as general and administrative expense on the unaudited condensed consolidated statements of operations.

As of September 30, 2015, unrecognized compensation costs related to the outstanding restricted units and performance units under the LTIP totaled approximately $11.7 million. The remaining expense is to be recognized over a weighted average of 2.08 years. At the close of the Merger all of the outstanding unvested restricted units and performance units either vested immediately or were converted to Vanguard restricted units under the Vanguard Long Term Incentive Plan and will be fully vested by May 2016.

In connection with the vesting of certain restricted units during the three months ended September 30, 2015, the Partnership cancelled 173,879 of the newly-vested common units in satisfaction of $0.4 million of minimum employee tax liability paid by the Partnership. Pursuant to the terms of the LTIP, these cancelled units are available for future grants under the LTIP.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. EARNINGS PER UNIT

Basic earnings per unit is computed by dividing the net income (loss) by the weighted average number of units outstanding during a period. To determine net income (loss) allocated to each class of ownership (common and restricted common units), the Partnership first allocates net income (loss) in accordance with the amount of distributions made for the quarter by each class, if any. The remaining net income is allocated to each class in proportion to the class weighted average number of units outstanding for a period as compared to the weighted average number of units for all classes for the period, with the exception of net losses. Net losses are allocated to just the common units.

As of September 30, 2015 and 2014, the Partnership had unvested restricted common units outstanding, which are considered dilutive securities. These units are considered in the diluted weighted average common units outstanding number in periods of net income. In periods of net losses, these units are excluded from the diluted weighted average common units outstanding number.

The majority of the restricted units granted under the LTIP, as discussed in Note 14, contain non-forfeitable rights to the distributions declared by the Partnership and therefore meet the definition of participating securities. Participating securities are required to be included in the computation of earnings per unit pursuant to the two-class method. Restricted units granted in 2013 to certain senior executives and members of the board of directors are not eligible to receive the distributions declared by the Partnership and therefore do not meet the definition of participating securities.

The following table presents the Partnership's calculation of basic and diluted units outstanding for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Weighted average units outstanding during period:
Common units - Basic	149,563	157,375	149,337	156,995
Effect of Dilutive Securities:
Restricted Units (non-participating securities)	—	63	—	35
Restricted Units (participating securities)	—	962	—	594
Common units - Diluted	149,563	158,400	149,337	157,624

For the three and nine months ended September 30, 2014, the Partnership determined that it was more dilutive to apply the two-class method versus the treasury stock method in calculating dilutive earnings per unit. Thus, the unvested restricted common units are included in the computation of the diluted weighted average common units outstanding, but the denominator in the computation of diluted earnings per unit only includes the basic weighted average common units and restricted units (non-participating securities) outstanding.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Partnership's basic and diluted loss per unit for the three months ended September 30, 2015:

	Total	Common Units	Restricted Common Units*
	($ in thousands, except for per unit amounts)
Loss from continuing operations	$17,924
Distributions	7,138	$6,985	$153
Assumed loss from continuing operations after distribution to be allocated	10,786	10,786	—
Assumed allocation of loss from continuing operations	17,924	17,771	153
Discontinued operations	(27)	(27)	—
Assumed net loss to be allocated	$17,897	$17,744	$153

Basic loss from continuing operations per unit		$0.12
Basic discontinued operations per unit		$—
Basic loss per unit		$0.12

Diluted loss from continuing operations per unit		$0.12
Diluted discontinued operations per unit		$—
Diluted loss per unit		$0.12
_____________________________

*	Restricted common units granted under the LTIP that contain non-forfeitable rights to the distributions declared by the Partnership.

The following table presents the Partnership's basic and diluted loss per unit for the three months ended September 30, 2014:

	Total	Common Units	Restricted Common Units*
	($ in thousands, except for per unit amounts)
Income from continuing operations	$17,231
Distributions	11,183	$11,018	$165
Assumed income from continuing operations after distribution to be allocated	6,048	5,967	81
Assumed allocation of income from continuing operations	17,231	16,985	246
Discontinued operations	249,057	245,701	3,356
Assumed net income to be allocated	$266,288	$262,686	$3,602

Basic income from continuing operations per unit		$0.11
Basic discontinued operations per unit		$1.56
Basic income per unit		$1.67

Diluted income from continuing operations per unit		$0.11
Diluted discontinued operations per unit		$1.56
Diluted income per unit		$1.67
_____________________________

*	Restricted common units granted under the LTIP that contain non-forfeitable rights to the distributions declared by the Partnership.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Partnership's basic and diluted loss per unit for the nine months ended September 30, 2015:

	Total	Common Units	Restricted Common Units*
	($ in thousands, except for per unit amounts)
Loss from continuing operations	$(63,195)
Distributions	28,394	$27,886	$508
Assumed loss from continuing operations after distribution to be allocated	(91,589)	(91,589)	—
Assumed allocation of loss from continuing operations	(63,195)	(63,703)	508
Discontinued operations, net of tax	(1,001)	(1,001)	—
Assumed net loss to be allocated	$(64,196)	$(64,704)	$508

Basic loss from continuing operations per unit		$(0.42)
Basic discontinued operations per unit		$(0.01)
Basic loss per unit		$(0.43)

Diluted loss from continuing operations per unit		$(0.42)
Diluted discontinued operations per unit		$(0.01)
Diluted loss per unit		$(0.43)
_____________________________

*	Restricted common units granted under the LTIP that contain non-forfeitable rights to the distributions declared by the Partnership.

The following table presents the Partnership's basic and diluted loss per unit for the nine months ended September 30, 2014:

	Total	Common Units	Restricted Common Units*
	($ in thousands, except for per unit amounts)
Loss from continuing operations	$(8,124)
Distributions	11,183	$11,018	$165
Assumed loss from continuing operations after distribution to be allocated	(19,307)	(19,307)	—
Assumed allocation of loss from continuing operations	(8,124)	(8,289)	165
Discontinued operations, net of tax	212,808	210,199	2,609
Assumed net income to be allocated	$204,684	$201,910	$2,774

Basic loss from continuing operations per unit		$(0.05)
Basic discontinued operations per unit		$1.34
Basic income per unit		$1.29

Diluted loss from continuing operations per unit		$(0.05)
Diluted discontinued operations per unit		$1.34
Diluted income per unit		$1.29
_____________________________

*	Restricted common units granted under the LTIP that contain non-forfeitable rights to the distributions declared by the Partnership.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. DIVESTITURE RELATED ACTIVITIES

As discussed in Note 1, on July 1, 2014, the Partnership completed the Midstream Business Contribution. As a result of this transaction, the operations of the Midstream Business have been classified as discontinued.

The following table is the reconciliation of major classes of line items classified as discontinued operations for the Midstream Business for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
			($ in thousands)
Class of statement of operations line item of discontinued operations:
Revenue	$—	$4,493	$—	$552,574
Cost of natural gas, NGLs, condensate and helium	—	2,846	—	447,519
Operations, maintenance and taxes other than income	—	27	—	50,154
General and administrative	27	4,055	1,001	18,044
Depreciation, amortization and impairment	—	—	—	41,936
Interest expense	—	—	—	(27,350)
Other expense	—	—	—	(68)
Operating loss from discontinued operations before taxes	(27)	(2,435)	(1,001)	(32,497)
Gain on sale of assets	—	249,856	—	243,637
Income tax benefit	—	(1,636)	—	(1,668)
Discontinued operations, net of tax	$(27)	$249,057	$(1,001)	$212,808

Allocation of Interest Expense

Per accounting guidance provided by the FASB related to discontinued operations, interest on debt that is to be assumed by the buyer and interest on debt that is required to be repaid as a result of a disposal transaction should be allocated to discontinued operations. Per the Partnership's Credit Agreement, as a result of the Midstream Business Contribution, the Partnership is required to pay down outstanding debt to the amount of the upstream portion of the borrowing base. Thus, interest expense in the table above includes the interest expense related to the portion of the Partnership's unsecured Senior Notes exchanged for Regency unsecured senior notes on July 1, 2014 and interest related to the difference between the total amount outstanding under the Credit Agreement and the upstream portion of the borrowing base for periods prior to July 1, 2014.

Restructuring Activities
In connection with the Midstream Business Contribution, the Partnership incurred one-time employee termination benefits and lease payments of the partial abandonment of an operating lease during the year ended December 31, 2014. The accruals are recorded as part of accrued liabilities within the unaudited condensed consolidated balance sheets, while the expenses are recorded as part of discontinued operations within the unaudited condensed consolidated statement of operations. During the nine months ended September 30, 2015, the Partnership adjusted its accrual related to the lease payments of the partial abandonment of an operating lease to account for the softening of the sublease market. The following table summarizes activity related to liabilities associated with the Partnership's restructuring activities during the nine months ended September 30, 2015.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Employee Related Costs	Facility and Other Costs	Total
	($ in thousands)
Balance at December 31, 2014	$835	$490	$1,325
Payments and other adjustments, net	(835)	785	(50)
Balance at September 30, 2015	$—	$1,275	$1,275

NOTE 17. SUBSIDIARY GUARANTORS

The Partnership has issued registered debt securities guaranteed by its subsidiaries.  As of September 30, 2015, all guarantors were wholly owned or available to be pledged and such guarantees were joint and several and full and unconditional.  Although the guarantees of the Partnership's subsidiary guarantors are considered full and unconditional, the guarantees are subject to certain customary release provisions. Such guarantees may be released in the following customary circumstances:

•
in connection with any sale or other disposition of all or substantially all of the properties or assets of that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) an issuer or a restricted subsidiary of the Partnership;

•
in connection with any sale or other disposition of capital stock of that guarantor to a person that is not (either before or after giving effect to such transaction) an issuer or a restricted subsidiary of us, such that, the guarantor ceases to be a restricted subsidiary of us as a result of the sale or other disposition;

•	if the Partnership designates any restricted subsidiary that is a guarantor to be an unrestricted subsidiary in accordance with the applicable provisions of the indenture;

•	upon legal defeasance or satisfaction and discharge of the indenture;

•	upon the liquidation or dissolution of such guarantor provided no default or event of default has occurred that is continuing;

•	at such time as such guarantor ceases to guarantee any other indebtedness of either of the issuers or any guarantor; or

•
upon such guarantor consolidating with, merging into or transferring all of its properties or assets to us or another guarantor, and as a result of, or in connection with, such transaction such guarantor dissolving or otherwise ceasing to exist.

In accordance with Rule 3-10 of the Securities and Exchange Commission Regulation S-X, the Partnership has prepared unaudited condensed consolidating financial statements as supplemental information.  The following unaudited condensed consolidated balance sheets at September 30, 2015 and December 31, 2014, and unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2015 and 2014, and unaudited condensed consolidated statements of cash flows for the nine months ended September 30, 2015 and 2014, present financial information for Eagle Rock Energy as the parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the co-issuer and the subsidiary guarantors, which are all 100% owned by the Partnership, on a stand-alone basis, and the consolidation and elimination entries necessary to arrive at the information for the Partnership on a consolidated basis.  The subsidiary guarantors are not restricted from making distributions to the Partnership.

Unaudited Condensed Consolidating Balance Sheet
September 30, 2015

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
ASSETS:
Accounts receivable – related parties	$840,249	$—	$—	$(840,249)	$—
Other current assets	59,040	1	26,074	—	85,115
Total property, plant and equipment, net	1,054	—	429,919	—	430,973
Investment in subsidiaries	(501,647)	—	—	501,647	—
Total other long-term assets	48,960	—	5,152	—	54,112
Total assets	$447,656	$1	$461,145	$(338,602)	$570,200
LIABILITIES AND EQUITY:
Accounts payable – related parties	$—	$—	$840,249	$(840,249)	$—
Other current liabilities	8,497	—	42,056	—	50,553
Other long-term liabilities	369	—	80,488	—	80,857
Long-term debt	151,801	—	—	—	151,801
Equity	286,989	1	(501,648)	501,647	286,989
Total liabilities and equity	$447,656	$1	$461,145	$(338,602)	$570,200

Unaudited Condensed Consolidating Balance Sheet
December 31, 2014

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
ASSETS:
Accounts receivable – related parties	$838,656	$—	$—	$(838,656)	$—
Other current assets	211,213	1	37,889	—	249,103
Total property, plant and equipment, net	1,334	—	486,654	—	487,988
Investment in subsidiaries	(413,023)	—	—	413,023	—
Total other long-term assets	52,272	—	4,912	—	57,184
Total assets	$690,452	$1	$529,455	$(425,633)	$794,275
LIABILITIES AND EQUITY:
Accounts payable – related parties	$—	$—	$838,656	$(838,656)	$—
Other current liabilities	37,850	—	21,675	—	59,525
Other long-term liabilities	789	—	82,148	—	82,937
Long-term debt	263,343	—	—	—	263,343
Equity	388,470	1	(413,024)	413,023	388,470
Total liabilities and equity	$690,452	$1	$529,455	$(425,633)	$794,275

Unaudited Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2015

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
Total revenues	$38,368	$—	$31,278	$—	$69,646
Operations and maintenance	—	—	10,754	—	10,754
Taxes other than income	—	—	1,264	—	1,264
General and administrative	3,334	—	8,318	—	11,652
Depreciation, depletion and amortization	206	—	16,185	—	16,391
Impairment	—	—	6,969	—	6,969
Income (loss) from operations	34,828	—	(12,212)	—	22,616
Interest expense, net	(2,038)	—	—	—	(2,038)
Other non-operating income	2,144	—	2,359	(4,499)	4
Other non-operating expense	(5,106)	—	(3,019)	4,499	(3,626)
Income (loss) before income taxes	29,828	—	(12,872)	—	16,956
Income tax benefit	(217)	—	(751)	—	(968)
Equity in earnings of subsidiaries	(12,148)	—	—	12,148	—
Income (loss) from continuing operations	17,897	—	(12,121)	12,148	17,924
Discontinued operations, net of tax	—	—	(27)	—	(27)
Net Income (loss)	$17,897	$—	$(12,148)	$12,148	$17,897

Unaudited Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2014

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
Total revenues	$27,951	$—	$53,273	$—	$81,224
Operations and maintenance	—	—	10,707	—	10,707
Taxes other than income	—	—	3,184	—	3,184
General and administrative	2,956	—	9,279	—	12,235
Depreciation, depletion and amortization	149	—	22,110	—	22,259
Impairment	—	—	17,305	—	17,305
Income (loss) from operations	24,846	—	(9,312)	—	15,534
Interest expense, net	(3,188)	—	—	—	(3,188)
Other non-operating income	2,177	—	2,292	(4,469)	—
Other non-operating expense	2,542	—	(3,012)	4,469	3,999
Income (loss) before income taxes	26,377	—	(10,032)	—	16,345
Income tax provision (benefit)	(1,962)	—	1,076	—	(886)
Equity in earnings of subsidiaries	(333,798)	—	—	333,798	—
Loss from continuing operations	(305,459)	—	(11,108)	333,798	17,231
Discontinued operations, net of tax	571,747	—	(322,690)	—	249,057
Net income (loss)	$266,288	$—	$(333,798)	$333,798	$266,288

Unaudited Condensed Consolidating Statement of Operations
For the Nine Months Ended September 30, 2015

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
Total revenues	$46,912	$—	$96,522	$—	$143,434
Operations and maintenance	—	—	33,590	—	33,590
Taxes other than income	—	—	3,990	—	3,990
General and administrative	9,339	—	24,708	—	34,047
Depreciation, depletion and amortization	616	—	46,810	—	47,426
Impairment	—	—	75,313	—	75,313
Income (loss) from operations	36,957	—	(87,889)	—	(50,932)
Interest expense, net	(6,477)	—	—	—	(6,477)
Other non-operating income	9,576	—	6,899	(13,268)	3,207
Other non-operating expense	(15,729)	—	(9,021)	13,268	(11,482)
Income (loss) before income taxes	24,327	—	(90,011)	—	(65,684)
Income tax benefit	(88)	—	(2,401)	—	(2,489)
Equity in earnings of subsidiaries	(88,611)	—	—	88,611	—
Income (loss) from continuing operations	(64,196)	—	(87,610)	88,611	(63,195)
Discontinued operations, net of tax	—	—	(1,001)	—	(1,001)
Net Income (loss)	$(64,196)	$—	$(88,611)	$88,611	$(64,196)

Unaudited Condensed Consolidating Statement of Operations
For the Nine Months Ended September 30, 2014

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Non-Guarantor Investments	Consolidating Entries	Total
	($ in thousands)
Total revenues	$(163)	$—	$160,634	$—	$—	$160,471
Operations and maintenance	3	—	33,109	—	—	33,112
Taxes other than income	—	—	10,571	—	—	10,571
General and administrative	7,917	—	29,613	—	—	37,530
Depreciation, depletion and amortization	497	—	62,467	—	—	62,964
Impairment	—	—	17,305	—	—	17,305
(Loss) income from operations	(8,580)	—	7,569	—	—	(1,011)
Interest expense, net	(12,888)	—	(2)	—	—	(12,890)
Other non-operating income	6,561	—	6,884	—	(13,445)	—
Other non-operating expense	(1,161)	—	(9,143)	—	13,445	3,141
(Loss) income before income taxes	(16,068)	—	5,308	—	—	(10,760)
Income tax benefit	(2,147)	—	(489)	—	—	(2,636)
Equity in earnings of subsidiaries	(305,787)	—	—	—	305,787	—
(Loss) income from continuing operations	(319,708)	—	5,797	—	305,787	(8,124)
Discontinued operations, net of tax	524,392	—	(311,575)	(9)	—	212,808
Net income (loss)	$204,684	$—	$(305,778)	$(9)	$305,787	$204,684

Unaudited Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2015

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Consolidating Entries	Total
	($ in thousands)
Net cash flows (used in) provided by operating activities	$(3,096)	$—	$60,682	$—	$57,586
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(337)	—	(62,240)	—	(62,577)
Proceeds from sale of short-term investments	153,980	—	—	—	153,980
Net cash flows provided by (used in) investing activities	153,643	—	(62,240)	—	91,403
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	92,900	—	—	—	92,900
Repayment of long-term debt	(204,500)	—	—	—	(204,500)
Payments for derivative contracts	(2,836)	—	—	—	(2,836)
Repurchase of common units	(3,046)	—	—	—	(3,046)
Distributions to members and affiliates	(31,829)	—	—	—	(31,829)
Net cash flows used in financing activities	(149,311)	—	—	—	(149,311)
Net cash flows used in discontinued operations	—	—	(1,001)	—	(1,001)
Net increase (decrease) in cash and cash equivalents	1,236	—	(2,559)	—	(1,323)
Cash and cash equivalents at beginning of period	2,686	1	(1,344)	—	1,343
Cash and cash equivalents at end of period	$3,922	$1	$(3,903)	$—	$20

Unaudited Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2014

	Parent Issuer	Co-Issuer	Subsidiary Guarantors	Non-Guarantor Investments	Consolidating Entries	Total
	($ in thousands)
Net cash flows (used in) provided by operating activities	$(23,181)	$—	$70,678	$—	$—	$47,497
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	348	—	(107,012)	—	—	(106,664)
Net cash flows provided by (used in) investing activities	348	—	(107,012)	—	—	(106,664)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	416,700	—	—	—	—	416,700
Repayment of long-term debt	(897,800)	—	—	—	—	(897,800)
Payment of debt issuance cost	(410)	—	—	—	—	(410)
Payments for derivative contracts	(5,163)	—	—	—	—	(5,163)
Repurchase of common units	(1,171)	—	—	—	—	(1,171)
Distributions to members and affiliates	(23,801)	—	—	—	—	(23,801)
Net cash flows used in financing activities	(511,645)	—	—	—	—	(511,645)
Net cash flows provided by discontinued operations	536,883	—	34,424	22	—	571,329
Net increase (decrease) in cash and cash equivalents	2,405	—	(1,910)	22	—	517
Cash and cash equivalents at beginning of period	1,237	1	(1,389)	227	—	76
Cash and cash equivalents at end of period	$3,642	$1	$(3,299)	$249	$—	$593